Exhibit 3.15

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

THIS FIRST AMENDMENT to the Limited Liability Company Agreement of ACCO Europe Finance Holdings, LLC, a Delaware limited liability company (the “Company”) is entered into as of September 30, 2009 by ACCO Brands International, Inc., a Delaware corporation (“Member”).

W I T N E S S E T H:

WHEREAS, Member, as the sole member of the Company, desires to amend the Limited Liability Company Agreement of the Company, dated as of July 29, 2005 (the “LLC Agreement”), pursuant to Section 11.2 of such LLC Agreement.

NOW, THEREFORE, for and in consideration of the premises and agreements herein contained and for the purposes of setting forth the terms and conditions of this Agreement, the undersigned, intending to be bound, hereby agrees as follows:

1.                                      Incorporation of the Agreement.  All capitalized terms which are used and not defined herein shall have the same meanings as set forth in the LLC Agreement.  To the extent any terms and provisions of the LLC Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the LLC Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.                                      Amendment of Agreement.

(a)                                 Section 5.2 of the LLC Agreement is hereby amended and restated to read in its entirety:

“Section 5.2                              Shares, Nature of Property.

Each Shareholder’s respective Common Interest in the Company is personal property.  A Shareholder has no interest in specific property of the Company.”

3.                                      Effect of Amendment.  Except as specifically amended hereby, the LLC Agreement shall remain unamended and in full force and effect.  All references to “this Agreement” and similar terms in the LLC Agreement shall mean the LLC Agreement as amended hereby.

4.                                      Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Member and its respective heirs, legatees, legal representatives, successors, transferees and assigns, as the case may be.

5.                                      Headings.  Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.

[SIGNATURE PAGE FOLLOWS]

Signature Page to First Amendment to Limited Liability Company Agreement (ACCO Europe Finance Holdings, LLC, a Delaware limited liability company)

IN WITNESS WHEREOF, this First Amendment has been executed by the undersigned sole Member of the Company or by the respective duly authorized officers and partners, as the case may be, all as of the date first written above.

ACCO BRANDS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Steven Rubin
Name:	Steven Rubin
Title:	Secretary